CRAiLAR TECHNOLOGIES INC. ANNOUNCES CLOSING OF ENTIRE
$5 Million SECURED CONVERTIBLE DEBENTURES Financing

FOR IMMEDIATE RELEASE

Victoria, B.C., and Portland, Ore. (February 26, 2013) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCBB: CRLRF) ("CL" or the "Company") is pleased to announce that it has closed its previously announced non-brokered private placement offering (the "Offering") of 10.0% secured, subordinated convertible debentures (the "Debentures") of the Company for aggregate gross proceeds of $5.0 million.

The within Offering has been completed on essentially the same terms as the Company's short-form public offering of convertible debentures previously announced by the Company on August 23, 2012 (the "Previous Debenture Offering") which was combined with an equity private placement of units at the same time. Under the Previous Debenture Offering and related equity private placement, the Company sought to raise an aggregate of $18.0 million and closed on approximately $12.5 million of convertible debentures and equity units in September of last year. The current Offering's aggregate gross proceeds of $5.0 million has now substantially completed the funding goal of the Company's Previous Debenture Offering and equity private placement. Difference Capital, Global Securities Corporation, Cormark Securities Inc. and Macquarie Private Wealth Inc. acted as finders in connection with the Offering.

"We are very pleased to have fully completed this funding goal" said Ken Barker, CEO of CRAiLAR. "The completion of this financing is an important step in our company's growth strategy as we now move forward on a more senior listing while we simultaneously prepare to deliver finished fiber at increased capacities from our present manufacturing facility. CRAiLAR in now in a more ideal position for introduction on a more visible and globally accessible platform."

The within Debentures will mature on September 30, 2017 (the "Maturity Date") and will accrue interest at a rate of 10.0% per annum payable semi-annually in arrears on March 31st and September 30th in each year commencing September 30th, 2013. At the holder's option, the Debentures may be converted into common shares in the capital of the Company (each a "Share") at any time up to the earlier of the Maturity Date and the business day immediately preceding the date specified by the Company for redemption of the Debentures. The conversion price, subject to adjustment in certain circumstances, will be $2.90 per Share, being a conversion rate of approximately 344.828 Shares for each $1,000 principal amount of Debentures. The Debentures will not be listed for trading on the TSX Venture Exchange (the "Exchange") or any other public market.

The Company intends to use the net proceeds of the Offering to fund the Company's capital program and for general corporate purposes.

The Debentures have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Debentures in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any public offering of the Debentures to be made in the United States must be made by means of a prospectus containing detailed information about the Company and management, as well as financial statements.

The Debentures issued by the Company are "restricted securities" as defined under Rule 144(a)(3) of the U.S. Securities Act and contain the appropriate restrictive legends as required under the U.S. Securities Act, National Instrument 45-102 and as required by the Exchange.

Neither the Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Exchange) accepts responsibility for the adequacy or accuracy of this release.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc., previously known as Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other best fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is used primarily as a compliment to cotton today, and aims to supplement the impending natural fiber gap caused by the increased use of cotton and other natural fibers in emerging global markets. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, and Target for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, Target, PVH Corp and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

For further information please contact:

Media Contact:
Ryan Leverenz
CRAiLAR Technologies Inc.
(415) 999-1418
ryan.leverenz@naturallyadvanced.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
Chief Financial Officer
CRAiLAR Technologies Inc.
(866) 436-7869
ir@crailar.com

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, closing date of the Offering and the anticipated use of the net proceeds of the Offering. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. The closing of the Offering could be delayed if CL is not able to obtain the necessary regulatory and stock exchange approvals on the timelines it has planned. The Offering will not be completed at all if these approvals are not obtained or some other condition to the closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Offering by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.